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                                                                    Exhibit 21.1

SUBSIDIARIES

ENTITY                                  STATE OF INCORPORATION

Maxwell Technologies, Inc.              Delaware

PurePulse Technologies, Inc.            Delaware

I-Bus, Inc.                             California

Maxwell Business Systems, Inc.          California

Maxwell Federal Division, Inc.          California

Maxwell Information Systems, Inc.       California

Maxwell Energy Products, Inc.           California

Phoenix Power Systems, Inc.             California

I-Bus UK, Ltd.                          United Kingdom